Exhibit 23.9
Consent of Independent Auditors

The Board of Directors
Kennedy-Wilson Holdings, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-164928 on Form S-8 and registration statements No. 333-164926, 333-174742, 333-175002 and 333-175559 on Form S-3 of Kennedy-Wilson Holdings, Inc. of our report dated March 13, 2012, with respect to the consolidated balance sheet of KWF Real Estate Venture VI, L.P. and subsidiary as of December 31, 2011, and the related consolidated statements of operations and comprehensive loss, partners' capital and cash flows for the period from October 5, 2011 (inception) through December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc.

/s/ KPMG LLP

Los Angeles, California
March 13, 2012